Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the New 2022 Share Incentive Plan of NaaS Technology Inc. of our report dated April 19, 2021 except for Notes 3 and 14, as to which the date is May 13, 2022, with respect to the consolidated financial statements of RISE Education Cayman Ltd included in NaaS Technology Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 29, 2022